SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        June 20, 2002
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events

Gulf Region USA Restructuring
------------------------------

The Company's Gulf Region business unit commenced a restructuring program to improve its overall cost structure and profitability and better position the unit for ongoing exploratory success. The actions taken so far under the restructuring program are expected to reduce pre-tax costs by approximately $20 million per year by making organizational changes to eliminate unnecessary work processes and reconfiguring the business unit to meet current and future business needs.

The restructuring measures involve about 200 layoffs from the Gulf Region workforce in the Company's Sugar Land, Texas, office and field locations. The cuts represent about 7 percent of the Company's total U.S. workforce. The focus of the exploration program has been redirected from the Gulf of Mexico's mature shallow depths to the emerging "deep shelf" play.

The restructuring also will involve the divestment of low margin properties by the end of 2002. The divestments will allow the Gulf Region unit to concentrate its efforts on more profitable fields and potentially high impact exploration prospects. The impact of the asset sales on production and reserves is expected to be minimal.

The Company expects to record an after-tax charge of approximately $12 million for the layoff part of the restructuring program in the second quarter of 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  June 25, 2002                        By:  /s/ JOE D. CECIL
      ---------------                            -------------------------------
                                                  Joe D. Cecil
                                                  Vice President and Comptroller

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